Form of Letter from the Fund
   to Investors in Connection with the Fund's Acceptance of Tenders of
                 Limited Liability Company Interests

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR INTEREST IN THE FUND, OR A PORTION THEREOF.

Date

Dear Investor:

                  BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC (the "Fund") has received and accepted for purchase your tender of your limited liability company interest, or a portion thereof, in the Fund.

                  Because you have tendered and the Fund has accepted your tender request, you will be entitled to receive a payment of at least 95% of the purchase price of the interest tendered, based on the estimated unaudited net asset value of the Fund as of June 30, 2005 (the "Valuation Date"), in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal dated ____________ no later than 60 days after the Valuation Date and provided that your account retains the required minimum balance, i accordance with the terms of the tender offer. You will remain a member of the Fund with respect to any portion of your interest in the Fund that you did not tender.

                  The balance of the purchase price will be paid to you after the completion of the Fund's year-end audit for the fiscal year ending March 31, 2006, and is subject to year-end audit adjustment. This amount will be paid promptly after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of May 2006.

                  Should you have any questions, please feel free to contact Forum Shareholder Services, LLC at (207) 879-6093.

Sincerely,

BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

                      Form of Letter from the Fund
      to Investors in Connection with the Fund's Acceptance of Tenders of
                 Limited Liability Company Interests


THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR INTEREST IN THE FUND, OR A PORTION THEREOF.

Date


Dear Investor:

                  BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC (the "Fund") has received and accepted for purchase your tender of your limited liability company interest, or a portion thereof, in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your interest in the Fund, or a portion thereof, and the manner in which payment of the purchase price is being distributed, in accordance with the terms of the tender offer.

                  You have been paid at least 95% of the purchase price of the interest tendered, based on the estimated unaudited net asset value of the Fund as of June 30, 2005, provided that, in the case of a partial tender, your account retains the required minimum balance, in accordance with the terms of the tender offer. The funds were wired directly into your account or such other account that you designated in writing. You remain a member of the Fund with respect to any portion of your interest in the Fund that you did not tender.

                  The balance of the purchase price will be paid to you after the completion of the Fund's year-end audit for the fiscal year ending March 31, 2006, and is subject to year-end audit adjustment. This amount will be paid promptly after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of May 2006.

                  Should you have any questions, please feel free to contact Forum Shareholder Services, LLC at (207) 879-6093.

Sincerely,

BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC


Enclosure

                                 PROMISSORY NOTE

                  Pursuant to the Offer to Purchase (the "Offer") limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) up to $14,000,000 through the tender of Interests or portions thereof based on the estimated unaudited net asset value of the Fund as of June 30, 2005 or such later date as corresponds to any extension of the Offer made by BACAP Alternative Multi-Strategy Fund, LLC (the "Fund") with respect to Interests in the Fund, the Fund hereby promises to pay, in the manner set forth below, to the person identified below as the payee (the "Payee") an amount equal to the excess, if any, of (a) the value of the Interests tendered by the Payee as of June 30, 2005, determined based on the audited 2005 financial statements of the Fund in accordance with the valuation policy of the Fund, over (b) the Cash Payment to the Payee; PROVIDED, HOWEVER, that if the Fund's Board of Managers determines that payment of all or a portion of the purchase price by a distribution of marketable securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Investors of the Fund, then such payment shall be made by distributing such marketable securities, all as more fully described in the Offer.

                  This note shall be due and payable promptly after the completion of the audit of the Fund's financial statements for the fiscal year ending March 31, 2006.

                  The amount payable by the Fund under this note shall not include interest.

                  Payment of this note shall be made by wire transfer to the account in which the Payee held its Interest, or such other account as the Payee may designate in writing.

                  This  note  may  not  be  pledged,   assigned   or   otherwise
transferred by the Payee.

                  This note shall be construed according to and governed by the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.

                  Any capitalized term used herein but not defined shall have the meaning ascribed to it in the Offer.

Payee:  ___________________

                                         BACAP ALTERNATIVE MULTI-STRATEGY
                                         FUND, LLC


                                         By: -----------------------------------
                                         Lawrence R. Morgenthal
                                         President